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                                                                    EXHIBIT 12.1


               Computation of Ratio of Earnings to Fixed Charges


                         (Dollar amounts in millions)

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                                         Nine Months Ended                           Year Ended
                                                                                     December 31,

                                        September 30, 2000         1999       1998       1997       1996      1995
                                        ------------------         ----       ----       ----       ----      ----


Earnings before income taxes and equity

       in earnings of associated companies           141.2         167.4      177.6      137.4      142.1     132.1

Add:

            Distributed income of associated

              companies                                4.1          5.8         6.5       11.6        9.1       7.4

        Amortization of capitalized interest           0.2          0.2         0.1         --         --        --

            Fixed charges                             25.7         33.8        31.0       13.6        8.2       4.5

Less:

            Capitalized interest                      (0.3)        (0.8)       (1.5)      (0.6)        --        --
                                                     -----        -----       -----      -----      -----     -----

Earnings as adjusted                                 170.9        206.4       213.7      162.0      159.4     144.0



Fixed charges:



            Interest on indebtedness including

              amortized premiums, discounts and

              deferred financing costs                22.7         29.7        26.2        8.5        4.0       1.0

            Portion of rents representative

                   of the interest factor              3.0          4.1         4.8        5.1        4.2       3.5
                                                     -----        -----       -----      -----      -----     -----

Fixed charges                                         25.7         33.8        31.0       13.6        8.2       4.5
                                                     -----        -----       -----      -----      -----     -----

Ratio of earnings to fixed charges                     6.6          6.1         6.9       11.9       19.4      32.0
                                                     -----        -----       -----      -----      -----     -----

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